INVESTMENT ADVISORY AGREEMENT


             Agreement made this 11th day of February, 1998 between Hughes Value Fund, Inc., a Maryland corporation (the "Fund"), and Hughes Investment Advisors LLC a New Jersey Limited Liability Company (the "Adviser").

                              W I T N E S S E T H:

             WHEREAS, the Fund is in the process of registering with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act") as an open-end management investment company consisting initially of one series Hughes Value Fund; and

             WHEREAS, the Fund desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, as the investment adviser for the Fund.

             NOW, THEREFORE, the Fund and the Adviser do mutually promise and agree as follows:

             1. Employment. The Fund hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

             2. Authority of the Adviser. The Adviser shall supervise and manage the investment portfolio of the Fund, and, subject to such policies as the directors of the Fund may determine, direct the purchase and sale of investment securities in the day-to-day management of the Fund. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. However, one or more shareholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Fund, but without compensation or reimbursement of expenses for such services from the Fund. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or By-Laws or any applicable statute or regulation, or to relieve or deprive the directors of the Fund of their responsibility for, and control of, the affairs of the Fund.

             3. Expenses to be paid by the Adviser. The Adviser, at its own expense and without reimbursement from the Fund, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of the Fund.

             4. Expenses to be paid by The Fund. The Fund shall pay expenses incident to its operations and business including without limitation: the costs of preparing and distributing prospectuses mailed to shareholders, the expense of registering its shares with the Securities and Exchange Commission and in various states, director and officer liability insurance, reports to government authorities, reports to shareholders, proxy statements, compensation of directors other than those affiliated with the Adviser, interest charges, taxes, legal expenses, association membership dues, auditing and accounting services, brokerage and other expenses connected with the execution of portfolio securities transactions, custodial fees, expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts, bond insurance required by regulation, expenses of maintaining registration of the Fund under the 1940 Act and 1933 Act and Adviser fees pursuant to paragraph 6.

            5. Limitation of expenses of the Fund. The total expenses of the Fund, excluding taxes, interest and extraordinary litigation expenses, during any of the Fund's fiscal years, shall not exceed the lesser of
   (i) 1.50% of its average daily net asset value in such year or (ii) the most restrictive limits prescribed by any state in which the Fund's shares are then being offered for sale, or the Adviser agrees to reimburse the Fund for any sums expended for such expenses in excess of that amount.

             6. Compensation of the Adviser. For the services and facilities to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund, shall pay to the Adviser an advisory fee, paid monthly, based on the average net assets of the Fund, as determined by valuations made as of the close of each business day of the month. The advisory fee shall be 1/12 of 1% (1% per annum) of such average net assets. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net assets of the business days during which it is so in effect.

             7. Ownership of Shares of the Fund. Except in connection with the initial capitalization of the Fund, the Adviser shall not take, and shall not permit any of its shareholders, officers, directors or employees to take, a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase.

             8. Exclusivity. The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. Although the Adviser has permitted and is permitting the Fund to use the name "Hughes," it is understood and agreed that the Fund will not use such name if the Adviser ceases to be the Fund's sole investment adviser. During the period that this Agreement is in effect, the Adviser shall be the Fund's sole investment adviser.

             9. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

            10. Brokerage Commissions. The Adviser may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).

            11. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the directors of the Fund in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

             12. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the directors of the Fund or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving sixty (60) days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days' written notice to the Fund. This
   Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the directors of the Fund or by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, and (ii) the directors of the Fund in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

   Hughes Investment Advisors LLC            Hughes Value Fund, Inc.
    (the "Adviser")                                 (the "Fund")


   By: /s/ Charles J Hughes                  By: /s/ Charles J Hughes
          (President)                              (President)

                                             Attest: /s/ Frank G Solecki
                                                   (Secretary)